Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of March 25, 2005 between Williams Scotsman, Inc., a corporation (hereinafter called “the Company”), and Robert C. Singer, an individual (hereinafter called “Employee”).

W I T N E S S E T H

The Company wishes to employ Employee and Employee wishes to enter into the employ of the Company on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein, and intending to be legally bound hereby, the Company and Employee agree as follows:

1.                                       Employment.  The Company agrees to employ Employee in the position of Executive Vice President and Chief Financial Officer under the terms, conditions, and restrictions contained in this Agreement.

2.                                       Duties and Responsibilities.

(a)                                  Employee agrees to perform such duties and responsibilities normally associated with the position of Executive Vice President and Chief Financial Officer and as may be assigned to Employee from time to time by the Company’s President and Chief Executive Officer.

(b)                                 During his employment with the Company, Employee shall devote his entire working time, energy, skill and best efforts to the performance of his responsibilities hereunder in a manner which will faithfully and diligently further the business and interest of the Company.  In particular, during his employment with the Company, Employee may not be employed by or otherwise provide any services in exchange for compensation to any other company, unless he obtains prior written authorization from the President and Chief Executive Officer.  In no case may Employee during his employment with the Company provide any services to or receive any compensation from any competitor of the Company.

3.                                       Compensation.

(a)                                  For all of the services rendered by Employee to the Company, Employee shall receive a biweekly salary in the gross amount of  Eleven Thousand Five Hundred Thirty-Eight Dollars and 46 cents ($11,538.46), less taxes and other deductions required by law, payable in accordance with the Company’s regular payroll practices in effect from time to time.

(b)                                 In addition to Employee’s base salary, the Employee shall be eligible for a Management Incentive of $125,000 for plan year 2005 (subject to the plan’s terms and conditions).  Employee will also be eligible for participation in the Company’s Stock Option Plan.  30,000 options will be granted in calendar year 2005 with a grant price of $50.67.

(c)                                  During his employment, Employee may be eligible to participate in the Company’s insurance and other benefit plans, policies and programs, subject to their respective eligibility requirements and other terms, conditions, restrictions and exclusions.  Nothing herein shall preclude or otherwise restrict the Company’s right to modify or terminate any insurance or other benefit plan, policy or program as it deems appropriate in its sole discretion.

(d)                                 Employee shall be eligible for increases and additional management incentives that are offered at the Company’s discretion.

4.                                       Termination of Employment.  Either party can terminate this Agreement and the employment relationship between the parties at any time and for any or no reason by providing the other party twenty-eight (28) calendar days’ written notice, which notice the Company can waive, in whole or in part, in its sole discretion, by paying Employee for such time; provided however, the Company can terminate this Agreement and Employee’s employment immediately without any prior notice in the event there is “Cause” as defined in Paragraph 5(c) below or in the event of Employee’s death.

5.                                       Post-Termination Payment.

(a)                                  Except as provided in Paragraph 5(b) and 5(f) below, Employee (or his estate) shall not be eligible for any payments from the Company subsequent to the termination of his employment if he:

(i)                                     Voluntarily resigns;

(ii)                                  Dies;

(iii)                               Is discharged by the Company for “Cause” as defined below; or

(iv)                              Is discharged by the Company without “Cause” as defined below on or after March 24, 2008.

(b)                                 If Employee is discharged without “Cause” as defined below prior to March 24, 2008 the Company shall continue Employee’s then existing salary for a period of twelve (12) months provided that Employee executes at the time of his termination of employment a General Release satisfactory to the Company of any and all claims which he may have arising out of or relating to his employment with and/or termination of employment by the Company.  Any pay which Employee receives in lieu of notice pursuant to Paragraph 4 above shall offset the Company’s obligation, if any, under this Paragraph 5(b).  The Company also reserves the right, in its sole discretion, to make the severance payments provided for in this Paragraph in a lump sum.

(c)                                  “Cause,” for purposes of this Agreement, shall include, but not be limited to:  willful misconduct, fraud, misappropriation, embezzlement, gross negligence, self-dealing, dishonesty, misrepresentation, charged with or convicted of any felony or misdemeanor, material violation by Employee of any Company policy or provision of this Agreement. “Cause” also shall include Employee’s inability to perform the essential functions of his or her job, for any reason, for a total of thirteen (13) weeks or more in any rolling six (6) month period.

(d)                                 The termination of Employee’s employment either by Employee or by the Company, whether with or without Cause, shall not release Employee from Employee’s obligations and restrictions under Paragraphs 6 and 7 of this Agreement.

(e)                                  Nothing in this Agreement shall restrict the right of the Company to terminate Employee’s employment, with or without Cause, pursuant to Paragraph 4 above.

(f)                                    Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether with or without Cause, whether or not due to Employee’s death, Employee (or his estate) will receive pay for any days actually worked by Employee prior to the termination of his employment and any pay for accrued but unused paid time off benefits, to the extent Employee may be eligible for same under the Company’s policies.

(g)                                 Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether with or without Cause, whether or not due to Employee’s death, Employee (or his estate) shall not be eligible for any Company-paid benefits subsequent to the termination of his/her employment.  In particular, and by way of example only, Employee’s eligibility to continue to participate in the Company’s group health plan pursuant to COBRA shall be at his sole expense effective on the first day of the month following the month in which his employment terminates, subject to COBRA’s eligibility requirements and other terms, conditions, restrictions and exclusions.

(h)                                 Other than as specifically set forth in this Paragraph 5, Employee shall not be eligible for any payments from the Company subsequent to the termination of his employment.  In particular, if Employee receives payment(s) pursuant to Paragraph 5(b) above, such payments are in lieu of and not in addition to any payments to which he otherwise would be entitled under any Company Severance Policy or Plan that may exist or be created or amended in the future.

6.                                       Company Property.

(a)                                  Any and all writings, inventions, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during his employment with the Company, whether during working hours or at any other time and whether at the request or upon the suggestion of Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.  Employee shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company.  Both during and after his employment with the Company, regardless of the reason for the termination, whether by Employee or the Company, whether with or without cause, Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefore and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents, or enforce copyrights or patents, so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection.  Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques, except that the Company shall reimburse Employee for any expenses which Employee may incur in vesting absolute title thereto in the Company.

(b)                                 Employee acknowledges that all documents, records, files, computer programs and data in his/her possession or custody, whether made by Employee or any other person, relating to products/services offered by or other activities of the Company (whether or not the information contained therein is deemed confidential), are and shall remain the sole and exclusive  property of the Company.

(c)                                  Immediately upon the termination of Employee’s employment, whether initiated by Employee or the Company, whether with or without Cause, Employee shall deliver to the Company’s President and Chief Executive Officer, retaining no copies, all Company property (for example, keys and credit cards) and all documents, records, files, computer programs and other data or other writings relating to the Company’s business, regardless of where or by whom said writings were kept or prepared.

7.                                       Confidentiality and Covenants Against Interference.

(a)                                  During the course of Employee’s employment with the Company, Employee may, from time to time, be placed in a position of trust and confidence in which he/she receives or contributes to the creation of confidential and/or proprietary information relative to the operations of the Company.  This confidential and/or proprietary information includes, but is not limited to:  business, manufacturing, marketing, legal and accounting methods, policies, plans, procedures, strategies and techniques; information concerning the Company’s earnings, production volumes and methods for doing business; research and development projects, plans and results; trade secrets (e.g., formulas, methods, processes and specifications) and technical information; the names and addresses of the Company’s employees, vendors, suppliers, distributors, customers, potential customers and former customers; customer lists; pricing, credit and financial information; and any other data or information relating to the business of the Company which is not generally known by and readily accessible to the public.  Employee may use and/or disclose confidential and/or proprietary information only during his employment with the Company and only as necessary to further the Company’s interests.  During his employment with the Company and at all times thereafter, regardless of the reason for the termination, whether by Employee or the Company, whether with or without Cause, Employee shall not use for his personal benefit or for any purpose which does not further and/or which is inconsistent with the interests of the Company, or disclose, communicate or divulge to any person, firm, association, or company other than the Company, any confidential and/or proprietary information which he will acquire in the course of his employment and which is not generally known by and/or readily accessible to the public.

(b)                                 For a period of one (1)year after the termination of his employment with the Company, for any reason, whether by Employee or the Company, whether with or without Cause, Employee shall not, for his own benefit or for the benefit of any third party, directly or indirectly, in any capacity (as an employee, independent contractor, owner or otherwise) participate in any of the following activities:

(i)                                     Induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or any prospective employee not to establish a relationship with the Company;

(ii)                                  Induce or attempt to induce any current customer to terminate its/his/her relationship with the Company or any potential customer not to establish a relationship with the Company; or

(iii)                               Solicit or do any solicited or unsolicited business which would compete with the Company’s business with any current customer or former customer within two (2) years of date of termination.

In light of the fact that the Company’s customers and sales are throughout the entire United States, the restrictions set forth in this Paragraph 7(b) shall apply throughout the entire United States.

(c)                                  Employee acknowledges and agrees that, in view of the nature of the business in which the Company is engaged, the restrictions contained in Paragraphs 7(a) and 7(b) above are reasonable and necessary to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Employee therefore acknowledges and agrees that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(d)                                 Employee further agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants shall not be affected and the remaining covenant or covenants shall then be given full force and effect without regard to the invalid or unenforceable portion(s).  If a covenant is held to be unenforceable because of the area covered, the duration thereof and/or the scope thereof, Employee agrees that the court making such determination shall have the power to reduce the area and/or the duration and/or scope thereof, and the covenant shall then be enforceable in its reduced form.

(e)                                  In the event Employee violates any of the restrictions contained in this Paragraph 7, the Company shall have the right, in its sole discretion, to cease making any payments to Employee which otherwise may be required pursuant to Paragraph 5(b) above; however, this shall not affect the validity or enforceability of the covenants in Paragraphs 7(a) and 7(b) above, which shall remain in full force and effect.

(f)                                    Employee acknowledges that he is not eligible for the Severance Payments set forth in paragraph 5(b) above under any other policy, plan, agreement or practice and that the potential to receive these Severance Payment in addition to the Company’s hiring of Employee constitutes adequate consideration for Employee’s agreeing to be bound by the covenants contained in this Paragraph 7.

(g)                                 Employee represents and warrants that the knowledge, skill and abilities he possesses at the time of his execution of this Agreement are sufficient to permit him to earn a living  during the Restrictive Period while honoring his commitments set forth in this Agreement.

8.                                       Prior Agreements.  Employee represents to the Company that:

(a)                                  There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder;

(b)                                 There are no agreements, restrictions or understandings whatsoever to which Employee is a party which place any limitations as to the companies or individuals with whom he may do business;

(c)                                  His execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party and by which he is bound; and

(d)                                 He is free and able to execute this Agreement and to enter into employment by the Company.

9.                                       Miscellaneous.

(a)                                  Waiver.  The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.  No waiver shall be valid, unless signed in writing by the Company’s President and Chief Executive Officer.

(b)                                 Controlling Law. This Agreement shall be governed by and construed in  accordance with the laws of the State of Maryland.  Further, the parties hereby agree that the venue for any action, suit or proceeding related to or arising out of this Agreement will be Baltimore County, Maryland.  The parties agree and consent that the Circuit Court for Baltimore County shall have exclusive jurisdiction over any action, suit or proceeding related to or arising out of the Agreement and that the parties irrevocably submit to the jurisdiction of that court.

(c)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and successors.  The Company may assign this Agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company.  The Company also may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Employee expressly consents to the assignment of the Confidentiality and Covenants Against Interference provision set forth in Paragraph 7 above of this Agreement to any new owner of the Company’s business or purchaser of the Company.  Employee may not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the written consent of the Company.

(d)                                 Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(e)                                  Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)                                    Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing and signed by the Company’s President and Chief Executive Officer.

(g)                                 Paragraph Headings.  The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h)                                 Survival.  The covenants and requirements contained in Paragraph 6 and 7 above shall survive the termination of Employee’s employment.

IN WITNESS WHEREOF, the parties execute and deliver this Agreement.

Williams Scotsman, Inc.

By: /s/	Gerard E. Holthaus	By: /s/	Robert C. Singer
	Gerard E. Holthaus,		Robert C. Singer
President & Chief Executive Officer

Date: March 25, 2005		Date: March 25, 2005